The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on November 5, 2008.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.

These risks and uncertainties also include the following factors: adverse market developments and credit losses have reduced, and may continue to reduce, the value of trust preferred securities, or TruPS, subordinated debentures and other debt instruments directly or indirectly held by RAIT; adverse market developments and credit losses have reduced, and may continue to reduce, the value of other assets in RAIT’s investment portfolio; RAIT’s liquidity may be adversely affected by the reduced availability of short-term and long-term financing, including a significant curtailment of the market for securities issued in securitizations and of the availability of repurchase agreements and warehouse facilities; RAIT’s liquidity may be adversely affected by margin calls; RAIT may be unable to obtain adequate capital at attractive rates or otherwise; payment delinquencies or failure to meet other collateral performance criteria in collateral underlying RAIT’s securitizations have restricted, and may continue to restrict, RAIT’s ability to receive cash distributions from RAIT’s securitizations and have reduced, and may continue to reduce, the value of RAIT’s interests in these securitizations; failure of credit rating agencies to confirm their previously issued credit ratings for debt securities issued in RAIT’s securitizations seeking to go effective may restrict RAIT’s ability to receive cash distributions from those securitizations; covenants in RAIT’s financing arrangements may restrict RAIT’s business operations; fluctuations in interest rates and related hedging activities against such interest rates may affect RAIT’s earnings and the value of RAIT’s assets; borrowing costs may increase relative to the interest received on RAIT’s investments, thereby reducing RAIT’s net investment income; RAIT may be unable to sponsor and sell securities issued in securitizations, and, even if RAIT is able to do so, RAIT may be unable to acquire eligible securities for securitization transactions on favorable economic terms; RAIT may experience unexpected results arising from litigation that is currently pending or may arise in the future; RAIT and RAIT’s subsidiary, Taberna Realty Finance Trust, or Taberna, may fail to maintain qualification as real estate investment trusts, or REITs; RAIT and Taberna may fail to maintain exemptions under the Investment Company Act of 1940; investment portfolios with geographic concentrations of residential mortgage loans could be adversely affected by economic factors unique to such concentrations; the market value of real estate that secures mortgage loans could diminish further due to factors outside of RAIT’s control; adverse governmental or regulatory policies may be enacted; management and other key personnel may be lost; competition from other REITs and other specialty finance companies may increase; and general business and economic conditions could impair the credit quality of our investments and reduce our ability to originate and finance investments.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

TRANSCRIPT

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — Director, Corp. Comm.

Daniel Cohen

RAIT Financial Trust — CEO

Jack Salmon

RAIT Financial Trust — CFO

Scott Schaeffer

RAIT Financial Trust — President

CONFERENCE CALL PARTICIPANTS

Dave Fick

Stifel Nicolaus — Analyst

Jason Arnold

RBC Capital Markets — Analyst

Josh Barber

Stifel Nicolaus — Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the third quarter 2008 RAIT Financial Trust earnings conference call. My name is Eric and I will be your audio coordinator for today. At this time all participants are in a listen only mode. We will facilitate the question and answer session towards the end of the conference. (OPERATOR INSTRUCTIONS) As a reminder, the conference is being recorded for replay purposes. I would now like to turn your presentation over to your host, Mr. Andres Viroslav, Director of Corporate Communications.

Andres Viroslav - RAIT Financial Trust — Director, Corp. Comm.

Thank you Eric. Good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s third quarter 2008 financial results. On the call with me today are Daniel Cohen, Chief Executive Officer, Betsy Cohen, Chairman of the Board, Scott Schaeffer, President, and Jack Salmon, our Chief Financial Officer. This morning’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 11:30 A.M. Eastern time today. The dial in for the replay is 888-286-8010 with a confirmation code of 85629845.

Before I turn the call over to Daniel I would like to remind everyone that there may be forward-looking statements made during this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most current report on Form 8-K available at RAIT’s website www.raitft.com under investor relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as maybe required by law. Now I would like to turn the call over to RAIT’s CEO, Daniel Cohen.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much Andres, and thank all of you for being with us this morning during what continues to be an extremely challenging and volatile environment. After some brief remarks I will ask Jack to deliver his financial report after which we will open up the call for questions.

We continue to face unprecedented market conditions which continue to deteriorate during the quarter. However, I would like to point out our continuing cash flow which was in line with our previous quarter. As we all know, several large financial institutions have failed, the credit markets froze, the economy, many believe, is in a recession and the stock market is extremely volatile. It’s really not a lot of fun out there but we do continue to generate cash flow and that is what we are focused on.

The real estate markets can be described as weak. We have all witnessed the unprecedented government intervention attempts to try and stabilize the financial system from what former Fed Chairman Alan Greenspan recently characterized as a “credit tsunami.” I’ll echo what other CEOs of REITs have said, these recessionary market conditions are very concerning to all of us and we look forward to the time when volatility subsides, markets stabilize and the economic cycle begins to turn. This is a point where RAIT will reach because of our aggressive managing of our liquidity as I and Jack will speak about in this call. We expect to participate in the market recovery and have positioned ourselves to take advantage of opportunities once the market begins to recover, and opportunities begin to appear.

Until the market recovers and gives rise to new investment opportunities, we are vigorously and we think effectively managing our portfolio to maximize our cash flow. We have been managing the effects of the global credit crisis by working diligently to stay ahead of financing risk by stabilizing our liquidity position and by working with our borrowers. Over the past 15 months we’ve eliminated our exposure to short term repurchase debt, which in this environment comes with a high degree of uncertainty and counter-party risk. No good things have come of short term leverage for many months. Since June of 2007 we have repaid approximately $1 billion in short-term repurchase debt. This last quarter marks an important point for RAIT as we have refinanced the final $27.5 million of exposure in the third quarter through a longer term facility which reduced the uncertainty surrounding our short-term liquidity position. By completing this financing, we successfully termed out our short- term repurchase agreements and removed the risk of margin calls without the need to sell assets at fire sale prices.

As detailed in our earnings release, during the third quarter we generated $0.46 per share of adjusted earnings supported by $44.3 million of gross cash flow. Our portfolios are generating cash flow and net investment income. However, they are not immune to credit issues. We have experienced an increase in non-performing loans in our commercial real estate and residential mortgage portfolios, and in turn have adjusted our allowances for losses accordingly. Our TruPS portfolio, which is marked to market quarterly, has devalued as have many fixed income assets on a fair value basis mainly due to market conditions and as well as additional issuer defaults. Our investments in Taberna 8 and 9 continue to cash flow and our entire investment in these deals is not subject to any short-term borrowing. Today we are focused on proactively managing credit issues in our $14.3 billion of assets under management in order to maximize recovery and cash flow. Jack will provide further portfolio details in his financial report.

We do continue lending in the commercial real estate market through our origination platform where we have long term committed capital available in our securitizations, line of credit capacity and institutional capital looking to participate in loans we originate. During the third quarter, we originated $47 million of commercial real estate loans and received $57 million in loan repayments. Obviously we are approaching the market gingerly. The credit crisis has slowed transaction volumes and new fee generating opportunities which are predicated on the pace and amount of loan repayments we received. The crisis has also made it more challenging for our borrowers to find suitable longer term financing for their commercial real estate projects. However, Fannie and Freddie continue to lend against multi-family properties in this market, which represents approximately 52% of our commercial real estate portfolio. Liquidity for other commercial property types remains scarce. Banks are hesitant to lend and the securitization markets for commercial real estate assets are frozen. In this environment we continue to review investment opportunities within our own capital structure most aggressively.

With that, I would like to turn the call over to Jack to review the third quarter results as well as review the credit performance of our domestic and European portfolios.

Jack Salmon - RAIT Financial Trust — CFO

Thanks Daniel. I will comment on three aspects of our third quarter financial results. They are credit performance, cash flow trends in our portfolios and the capital transactions that we have looked at and continue to look at heading into the fourth quarter.

First of all from a financial results oversight, our reported GAAP net loss of $181.7 million was primarily caused by the non-cash fair value adjustments to our TruPS portfolio and an impairment charge to write off certain intangible assets. Neither of these reduced our adjusted earnings or cash flow. On a cumulative basis through September 30, of ‘08 we’ve generated $62.9 million of GAAP net income or $1.01 per diluted share and $94.9 million of adjusted earnings, $1.52 per share. The adjusted earnings of $0.46 for the third quarter does reflect non-accrual income impacts for certain under performing loans that occurred during the quarter. We continue to monitor the ongoing effects of credit performance as we continue to finance these assets for their long term returns to our shareholders.

My comments on our portfolios which follow will reflect the cash flows that we displayed in the earnings press release. And they list the cash flows by portfolio on a quarter to quarter basis and year to date for September 30th.

Our first portfolio is our commercial real estate portfolio. It is our primary investment portfolio with over $2.1 billion of assets under management which generates $23.1 million of gross cash flows representing over 52% of our current cash flow. During the quarter, we originated $47 million in new loans and we’ve originated $186 million of loans year to date. The primary source of funding for these loans continues to be loan repayments within the portfolio which were $57 million during the quarter and $141 million year to date; while we continue to seek JV and other forms of financing for new loans. At September 30, we had approximately $92 million of funding capacity comprised of $55.6 million of availability in our CRE CDOs in a revolver capacity and $36.5 million from our secured bank facilities. These are all dedicated to growing the commercial real estate portfolio.

During the quarter, our non-accrual loans increased to $146 million which represents 6% of the portfolio. This is up from $42 million at June 30th. We also increased our CRE loan loss reserve during the quarter to $46.3 million, an increase of $7.8 million. As we continue to pursue ways of improving our overall recovery and repayment on our loans, we experienced temporary reductions in net interest margin and cash flow. Approximately 73% of our underperforming loans are first mortgages, hence we believe that our reserves are adequate for the ultimate recovery of our portfolio.

Our second portfolio is our residential mortgage backed securities. As of September 30th, we owned approximately $3.7 billion of high grade residential mortgage loans, all of which have been securitized, with retained interest investment on our part of $235 million. The residual cash flows generated approximately $4.8 million of cash flow for the quarter, similar to the first two quarters of the year. This is subject to normal prepayments and the credit performance of the underlying assets. In general, the credit has deteriorated as we experience increasing delinquencies in the September/October time frame. Total non-accrual loans at September 30th were $170 million, representing 4.6% of our portfolio, and we recorded $19.5 million of loan loss reserves, an increase of $2.5 million during the quarter.

Our third portfolio is a managed portfolio. These assets are primarily off balance sheet and we managed $1.9 billion European portfolio of debt related securities generating $4.3 million of cash flow in the form of management fees and residual equity returns during quarter three representing about 10% of our total cash flow for the quarter. During the third quarter, we experienced our first credit defaults by two issuers in the portfolios with an additional two issuers considered at risk of default in the future. As a result, we expect to receive our collateral management fees and equity returns from our first European securitization but only the senior collateral management fees from the most recent securitization on a go-forward basis. These defaults will reduce our expected cash flows by approximately $2 million per quarter [Corrected to $800,000 per quarter in RAIT 10-Q filed 11/7/08] beginning in the fourth quarter.

In order to complete our second European transaction we did pay down approximately EUR120 million of various debt tranches in lieu of originating additional assets. We are expecting notification about rating agency confirmation in the near future on this transaction.

Our fourth portfolio is our corporate domestic TruPS portfolio. We own approximately $4.1 billion of securitized debt investments that are recorded at fair value of approximately $2.5 billion at September 30th. This is after reflecting the fair value adjustments on both the assets and the underlying debt instruments. We managed an additional $2 billion of assets in this portfolio. The portfolio generated $12 million or 27% of our gross cash flow for the quarter. During the third quarter, we experienced a $102 million increase in payment defaults and certain incremental covenant defaults in the portfolio. This resulted in recording net fair value adjustments of $302 million during the quarter of which $118 million was allocated to minority interests. These net fair value adjustments include reductions in assets of $540 million offset by net debt revaluation gains and hedging adjustments of $238 million.

At September 30th, ‘08, approximately $475 million of the unpaid principal of our TruPS and subordinated debt securities were on nonaccrual status which resulted in lower net interest margin and cash flow from the portfolio. As of October 31, 2008, we had one additional issuer who has defaulted. However, it is important to note, the total number of issuers in payment default or in bankruptcy condition have remained consistent with the results in August of 2008 during periods through October. We continue to seek remedies and other means of restructuring this underlying collateral so as to improve the overall recovery in future periods. For example, during quarter three, we exchanged the collateral in one of the Taberna 8 transactions that resulted in recovery of approximately $2.5 million of deferred subordinated management fees and cash flow from our residual interests which had been deferred beginning in quarter two. Now we are unable to determine whether the number and range of issuers seeking alternative repayment terms will enable us to sustain the cash flows at these present levels within each of the Taberna transactions.

Turning to our capital events, as Daniel mentioned we are managing our business to maintain stability and liquidity. In that light, we completed the transaction of financing out our short-term repurchase debt to remove the uncertainty of margin calls and to be able to plan for future capital requirements without that as an overhang, although we did pay a higher coupon to obtain this certainty and control of our financing sources. We also continue to evaluate the potential redemption of debt issued by RAIT in various structures in our corporate structure. We are paying our fourth common dividend this year in December which represents a total of $1.73 per share paid on the common shares during the year. And our quarterly preferred dividends will end with the fourth dividend being paid on December 31, 2008.

To summarize where we stand at the end of the quarter, we have new capital availability which is dependent on factors outside our control, primarily the global capital markets. We do have adequate financing capacity within our existing CRE business to replenish the assets as they mature or rollover or are sold. Our future CRE investments will include direct ownership of real estate and loans as we have done in our origination businesses historically. The credit performance across all of our investment portfolios may result in reduced net interest margin and cash flows in the future. However, we believe that our loan loss reserves are adequate to dispose of the underperforming assets at our current carrying values. Accordingly we believe we are generating significant cash flow and adjusted earnings and paying dividends in accordance with our estimated REIT taxable income requirements for the year. With that I would like to return the presentation back to Daniel.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, Jack. Before I open up the call for questions, I would like to comment on the challenges we see for the remainder of 2008 and 2009 and really reiterate what we will continue to focus on. Our challenges and our focus will be to generate adjusted earnings, originate new risk- adjusted good performing assets for the securitizations and funds that we have dedicated for those and earning fees, enhancing our cash flow from our investment portfolio, repositioning our non-performing assets. We believe these are the appropriate steps to position RAIT in the near term for long term growth. We will continue to focus on managing the credit risk inherent in our existing portfolios now that we believe we have eliminated liquidity risks so that we can maximize recovery, generate cash flow and improve adjusted earnings to improve our financial performance. Thank you very much. And if we could open up the line for questions, that would be great.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) Your first question comes from the line of Joshua Barber with Stifel.

Dave Fick - Stifel Nicolaus — Analyst

It’s actually Dave Fick here with Josh Barber. Good morning, could you comment about any potential impact from FAS 140 and FIN 46 and whether it would affect your credit line covenants and ratios?

Jack Salmon - RAIT Financial Trust — CFO

Yes, we are looking at those changes, David. Our credit lines basically have no covenants that we’re in difficulty of tripping at this point so we believe we are in good compliance at quarter three and we’ll continue to look at that as we get to year end.

Dave Fick - Stifel Nicolaus — Analyst

And then secondly, your dividend policy, you haven’t paid a dividend for the third quarter. Can you comment on where you stand going forward?

Daniel Cohen - RAIT Financial Trust — CEO

Jack?

Jack Salmon - RAIT Financial Trust — CFO

I will clarify that. We have paid dividends, three dividends year to date of $0.46. And we have declared a dividend of $0.35 for the fourth quarter which will be paid in December. Totaling $1.73. That’s our dividend payment stream for this year.

Dave Fick - Stifel Nicolaus — Analyst

I’m sorry. I misspoke. And what is your view on the forward dividend?

Daniel Cohen - RAIT Financial Trust — CEO

We have taken a policy especially in this environment of waiting until the end of each quarter to make a dividend announcement. And we are going to continue that policy. Additionally we look primarily to our cash flow and to our adjusted earnings as indicative of the dividends that we will declare and the Board considers that as well as REIT taxable income.

Dave Fick - Stifel Nicolaus — Analyst

And I guess this one is for Jack. The Taberna CDOs, the October defaults, can you just review for us which CDOs are cash flowing and which ones aren’t at this point? CDO 8 or 9 and what is the status?

Jack Salmon - RAIT Financial Trust — CFO

Sure, let me do that, first of all we have 9 Taberna CDOs. Two of them are managed CDOs at this time, meaning that we are basically not controlling. Another CDO is not consolidated because we own less than a controlling interest. So those are three of the CDOs. Of the nine, seven of them are in some level of impairment such that the residual returns below even the BBB level are not flowing and the cash flow from those instruments are paying the senior debt down on an amortizing basis.

Taberna 8 and 9 are performing CDOs such that we are receiving our senior collateral management fees, our subordinated collateral management fees and our equity residual returns in both Taberna 8 and 9. As I mentioned in my comments, during the quarter we were able to rehabilitate Taberna 8 which had lost its subordinated management fees for a time period in quarter two. That resumed paying the subordinated management fees in August and through October we are also on a performing basis in Taberna 8 and 9.

Dave Fick - Stifel Nicolaus — Analyst

What is your assumption going forward on those? Are you assuming that at some point you will lose the cash flow there?

Jack Salmon - RAIT Financial Trust — CFO

Well, no, we are heavily dependent on the significant stress that our issuers are suffering under this credit market. Quarter to quarter we assess, based on payments that have occurred and as I mentioned, we have reached a point where the payment defaults are fairly static from August through October that there’s no guarantee that they will be static in the future, we have no idea of the number of issuers that could face uncertainties in the future which will then affect us.

Dave Fick - Stifel Nicolaus — Analyst

Thanks, guys.

Daniel Cohen - RAIT Financial Trust — CEO

Thanks, David.

Operator

(OPERATOR INSTRUCTIONS) Your next question comes from the line of Jason Arnold with RBC Capital Markets. Please proceed.

Jason Arnold - RBC Capital Markets — Analyst

Hi, good morning. I was wondering if you can give us your 30 to 59 day delinquencies total? I think you gave us the 60-day plus.

Jack Salmon - RAIT Financial Trust — CFO

In what portfolio, Jason?

Jason Arnold - RBC Capital Markets — Analyst

All of them would be great, please.

Jack Salmon - RAIT Financial Trust — CFO

Well, the details will be in our Q. It will be filed later this week. I think we gave you our nonaccrual loans in both the CRE portfolio which again is $146 million. And in the residential portfolio it’s $170 million. Which would include those delinquencies.

Jason Arnold - RBC Capital Markets — Analyst

Okay. I guess then can you give us any color on kind of what you are seeing on the CRE side in particular here like in the last month or two months from a performance perspective?

Daniel Cohen - RAIT Financial Trust — CEO

Well, Scott Schaeffer is on the phone also. I will turn it over to Scott Schaeffer to answer the question more granularly. In general we have been aggressively interacting with the borrowers probably because of the nature of our business, we were hit first relatively early on by the change in credit conditions. So I don’t think we have seen any real changes over the last month. I will turn it over to Scott.

Scott Schaeffer - RAIT Financial Trust — President

Daniel, you are absolutely right. We have not seen any real changes. What we are experiencing, I believe, is consistent with what others in our space are experiencing. There has been some softness and some slower pay in some retail rents. Again retail is a minor portion of our portfolio. If you remember what Daniel and Jack had reiterated, that 52% are multi-family. We’re not seeing any significant change in that portfolio or that portion of the portfolio. The economy is one that is struggling as we all know. And the smaller noncredit tenants that are in office and in the retail spaces are the ones where we are seeing impacted the most.

Daniel Cohen - RAIT Financial Trust — CEO

Even the credit tenants seem to be impacted. There is not a lot of differential.

Jason Arnold - RBC Capital Markets — Analyst

Got you. And it seems to me I recall that you guys have some exposure in I think CRE 1 to a development, it seems like it’s in Florida that WaMu is one of the big leaseholders and the terms were coming up for renegotiation. Have you heard anything on that?

Scott Schaeffer - RAIT Financial Trust — President

No. There has been no change.

Jason Arnold - RBC Capital Markets — Analyst

Okay. And then I guess one other one on the terms of the refinance of the repo, could you guys give us a little more color there, please?

Daniel Cohen - RAIT Financial Trust — CEO

I think, Jason, we filed an 8K awhile ago that went through a lots of color. I believe—.

Jason Arnold - RBC Capital Markets — Analyst

Can you though, review what the terms are for us, please?

Jack Salmon - RAIT Financial Trust — CFO

Generally we borrowed $27.5 million for up to a two year term, securitized by two sub portfolios primarily securitized by our residual residential mortgage backed securities portfolio and a small portion of our CRE bonds. The coupon on the instrument is 13% and it has certain other terms that would make us look at credit performance, underlying assets for accelerating the repayment terms. We view it as something that has given us term financing for up to two years and given us the ability to manage our cash flows on a more predictable basis going forward. There are also 250,000 warrants which are currently out of the money.

Jason Arnold - RBC Capital Markets — Analyst

Okay. And I guess more so what I was getting at is what on the credit side of things where would things need to go or what degree would it need to worsen to trip some of those covenants on the line there?

Jack Salmon - RAIT Financial Trust — CFO

The covenants do not get tripped by the credit performance of the assets so the line will not be pulled based on those types of actions.

Jason Arnold - RBC Capital Markets — Analyst

Okay.

Jack Salmon - RAIT Financial Trust — CFO

It’s a committed financing secured by our residual interest and the underwriting was such that we were able to get $27.5 million proceeds against those assets for up to two years.

Jason Arnold - RBC Capital Markets — Analyst

All right. Thank you.

Daniel Cohen - RAIT Financial Trust — CEO

Thanks a lot, Jason.

Operator

Your next question is a follow up question from the line of Joshua Barber with Stifel.

Dave Fick - Stifel Nicolaus — Analyst

Dave Fick here. I’m very confused about this dividend question. If I look at your financials looking at page 12, I’m not sure how that actually breaks. The distribution is declared per share, common share shows zero for the third quarter. It looks like you are going to pay forward dividends. But for this year you declared a dividend, but was it applicable to the third quarter or not? Your financials seem to indicate not.

Jack Salmon - RAIT Financial Trust — CFO

David, just to clarify again, we did declare that dividend after the quarter ended. As Daniel suggested, our Board reviews the results for the whole quarter and they made the determination. That dividend would be $0.35 that I mentioned earlier which would be total dividends paid this year of $1.73. If you look in the earning release we had adjusted earnings of $94.9 million through 9/30. And we had paid dividends of about $85.5 million through 9/30.

Josh Barber - Stifel Nicolaus — Analyst

Jack, it’s Josh Barber. I’m just trying to confirm, the dividend that was paid in January of this year was a dividend that was applicable to the fourth quarter or a dividend that’s applicable to the third quarter? I’m just confused by your income statement because you are indicating that through September 30th, you only paid a declared dividend of $0.46?

Daniel Cohen - RAIT Financial Trust — CEO

The confusion is we paid four dividends so far this quarter. We decided that in the current credit environment the wisest solution our board has decided is to wait until after the end of the quarter to make a determination based on the results of the quarter. So in the first quarter any dividend will be based upon the results of the fourth quarter this year.

Josh Barber - Stifel Nicolaus — Analyst

Thanks.

Daniel Cohen - RAIT Financial Trust — CEO

Okay.

Operator

We are currently showing no more questions at this time. I would like to turn the call over to Mr. Daniel Cohen for closing remarks.

Daniel Cohen - RAIT Financial Trust — CEO

Okay. Well, I think that our closing remarks is to thank everybody for participating in the call. To reiterate, we have been aggressively managing our liquidity meaning that we are willing to pay interest rates that are relatively high to give us a certainty in this environment. I think that has been a good thing as even the largest financial institutions have found themselves threatened with collapse on the basis of short-term liquidity. So therefore we prudently moved forward. We’ve measured our ability to move forward as a Company by the amount of liquidity that we have in excess of short-term repo lines. Therefore today we obviously if we have any money in the bank it’s in excess of short-term repo lines. We have been able to replenish our cash nicely over the time since the quarter has ended. So I think that we are starting to see ourselves being able to be positioned to move forward and nicely and start to look at opportunities first in our capital structure and then later in the world as the world continues to develop. So thank you very much for participating with us. And we will talk to you next quarter.

Operator

Thank you for your participation in today’s conference. This concludes our call.